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                                                                     Exhibit 2.1


                         AGREEMENT OF SALE AND PURCHASE

                                     between

                       CABOT INDUSTRIAL PROPERTIES, L.P.,
                         a Delaware limited partnership

                                    "Seller"

                                       and

                       CALEAST INDUSTRIAL INVESTORS, LLC,
                     a California limited liability company

                                     "Buyer"

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                         AGREEMENT OF SALE AND PURCHASE

     THIS AGREEMENT OF SALE AND PURCHASE (this "Agreement"), dated as of June 28, 2002, is between CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership ("Seller"), and CALEAST INDUSTRIAL INVESTORS, LLC, a California limited liability company ("Buyer").

                         ARTICLE 1 - CERTAIN DEFINITIONS

     Section 1.1 Definitions. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

           1.1.1  "Action" shall have the meaning ascribed in Section 8.13.

           1.1.2 "Affiliate" shall mean the any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

           1.1.3 "Appraiser" shall mean the appraiser appointed by Calwest or CalPERS to prepare the valuation required to be submitted to CalPERS in accordance with Section 9.14 of the Calwest Operating Agreement (as such term is defined below).

           1.1.4 "Cabot" shall mean Cabot Acquisition, LLC, a Delaware limited liability company or another Delaware limited liability company established by Seller (subject to filing of the certificate of formation by the Secretary of State of Delaware).

           1.1.5 "Cabot Assignment" shall have the meaning ascribed in Section 7.2.4(a).

           1.1.6 "Cabot Interest" shall mean all of the issued and outstanding legal and beneficial interests in Cabot.

           1.1.7 "CalPERS" shall mean the California Public Employees Retirement System.

           1.1.8 "Calwest" shall mean Calwest Industrial Properties, LLC, a California limited liability company.

           1.1.9 "Calwest Operating Agreement" shall mean the Operating Agreement of Calwest dated March 31, 1998, as amended.

           1.1.10 "Closing" shall have the meaning ascribed in Section 7.2.3.

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           1.1.11  "Closing Date" shall mean the date set forth in Section
7.2.3.

           1.1.12  "Closing Statement" shall have the meaning ascribed in
Section 7.2.6(a).

           1.1.13 "Code" shall mean the Internal Revenue Code of 1986, as amended.

           1.1.14 "Contracts" shall mean all of Cabot's right, title and interest to the service contracts and other contracts described in Exhibit B.

           1.1.15  "Due Diligence" shall have the meaning ascribed in Section
3.1.

           1.1.16 "Environmental Insurance" shall mean that certain pollution and remediation legal liability policy of insurance issued by Indian Harbor Insurance Company, Policy Number PEC0010593 held by Seller with respect to the Property.

           1.1.17 "Environmental Laws" means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of Closing with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or any owner of the Real Property, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S) 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C.
(S) 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 300f et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. (S) 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. (S) 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. (S) 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C.
(S) 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of Closing under any and all of the aforementioned laws.

           1.1.18 "Escrow Agent" shall mean First American Title Insurance Company, 1850 Mt. Diablo Blvd., Suite 300, Walnut Creek, CA 94596, Attention:
Kitty Schlesinger, Telephone No. (925) 927-2154, Fax No. (925) 927-2180.

           1.1.19 "Fair Market Value" shall mean the fair market value of the Property as of June 30, 2002 as finally determined by the Appraiser or Appraisers in accordance with Article 1 of the Calwest Operating Agreement and reported to CalPERS.

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           1.1.20  "Fixtures" shall mean all of Cabot's right, title and interest to the fixtures which are located at and affixed to any of the Improvements as of the Closing Date, but specifically excluding any trade fixtures of the Tenants under the Leases.

           1.1.21 "Governmental Entity" means the various governmental and quasi- governmental bodies or agencies having jurisdiction over Seller, the Real Property or any portion thereof.

           1.1.22 "Hazardous Materials" means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls ("PCBs"), PCB-containing equipment, radioactive materials, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Real Property, to the extent in compliance with applicable Environmental Laws).

           1.1.23 "Improvements" shall mean the buildings, improvements, and structures located on the Cabot Land.

           1.1.24 "Land" shall mean those certain parcels of land and appurtenances, as more particularly listed and described on Exhibit A, including Cabot's right, title and interest, if any, in and to all rights-of-way, open or proposed streets (public or private), alleys, easements, strips or gores of land adjacent thereto.

           1.1.25 "Leases" shall mean all of Cabot's right, title and interest to all unexpired leases, subleases, occupancy agreements, and any other agreements, including all modifications or amendments thereto, for the use, possession, or occupancy of any portion of the Real Property as of the Closing Date, including any tenant guaranties delivered in connection with any of the foregoing.

           1.1.26  "Lender" shall have the meaning ascribed in Section 7.2.2(c).

           1.1.27 "Licenses and Permits" shall mean, collectively, to the extent assignable, all of Cabot's right, title, and interest to all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Real Property, together with all renewals and modifications thereof.

           1.1.28 "Personal Property" shall mean all of the right, title, and interest of Cabot in and to the tangible personal property, which is located at and used in connection with any of the Real Property as of the Closing Date, but specifically excluding (a) any personal property owned, financed or leased by the Tenants under the Leases, and (b) any tangible personal property used by any affiliated or unaffiliated on-site property manager.

           1.1.29 "Pool I Loan" shall have the meaning ascribed in Section 7.2.2(c).

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           1.1.30  "Pool I Loan Documents" shall mean all of the documents evidencing and securing the obligations under the Pool I Loan.

           1.1.31 "Pool II Loan" shall have the meaning ascribed in Section 7.2.1(c).

           1.1.32 "Pool II Loan Documents" shall mean all of the documents evidencing and securing the obligations under the Pool II Loan.

           1.1.33 "Property" shall mean the Real Property, the Personal Property, the Leases, the Contracts, and to the extent transferable, all of the Cabot's right, title and interest in and to all tangible and intangible assets of any nature relating to the Property, including without limitation, (a) all warranties upon the Improvements or the Personal Property, (b) rights to any plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification, and alteration of Improvements, (c) all works of art, graphic designs, and other intellectual or intangible property owned and used by Cabot in connection with the Property, including any trade name associated with the Improvements, (d) all claims and causes of action arising out of or in connection with the Property and accruing after the Closing Date, and (e) the Licenses and Permits.

           1.1.34 "Proration Date" shall have the meaning ascribed in Section 7.2.6(h).

           1.1.35 "Proration Items" shall have the meaning ascribed in Section 7.2.6(a).

           1.1.36 "Proration Time" shall have the meaning ascribed in Section 7.2.6(a).

           1.1.37  "Purchase Price" shall have the meaning ascribed in Section
2.2.

           1.1.38 "Real Property" shall mean the Land, the Improvements, and the Fixtures.

           1.1.39 "Rent" or "Rents" shall mean and include fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant's proration share of building operation and maintenance costs and expenses as provided for under the applicable Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by tenants under the Leases or from other occupants or users of the Property.

           1.1.40 "Tenant" or "Tenants" shall mean all persons or entities occupying or entitled to possession of any portion of the Real Property pursuant to the Leases, including tenants, subtenants, and licensees.

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           1.1.41  "Tenant Deposit" means all advance rents and security deposits (whether cash or non-cash) paid or deposited by a Tenant to Seller, or any other person on Seller's behalf pursuant to a Lease (together with any interest which has accrued thereon as required by the terms of such Lease, but only to the extent such interest has accrued for the account of the respective Tenant or as required by law).

           1.1.42 "Title Company" shall mean the title companies identified for each portion of the Land as identified on Exhibit A attached hereto.

     Section 1.2 Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to "Article" or "Sections" without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term "including" shall mean in all cases "including but not limited to," unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

           ARTICLE 2 - AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE

     Section 2.1 Agreement of Purchase and Sale. Subject to the terms and conditions stated herein, Seller agrees to sell, transfer, assign and convey to Buyer the Cabot Interest, and Buyer agrees to purchase, accept and assume the Cabot Interest.

     Section 2.2 Purchase Price. At Closing, Buyer shall pay Seller the Fair Market Value in immediately available funds, less the amount equal to the outstanding principal balance of the Pool II Loan which exists on the Closing Date ("Purchase Price"). The cost of the services charged by the Appraiser or Appraisers shall not be borne by or otherwise allocated to Buyer. The Purchase Price and such other funds as may be necessary to pay Buyer's expenses hereunder, subject to any closing adjustments, shall be deposited with the Escrow Agent on or before the Closing Date in accordance with this Agreement and paid to Seller upon satisfaction of all conditions precedent to the Closing as described herein.

     Section 2.3 Indivisible Economic Package. Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Cabot Interest, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Cabot Interest, subject to and in accordance with the terms and conditions hereof.

     Section 2.4 Assumption of Obligations. As additional consideration for the purchase and sale of the Cabot Interest, at Closing, Buyer will assume and agree to discharge, perform and comply with each and every liability, duty, covenant, debt or

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obligation relating to the Cabot Interest or to the Property from and after the
Closing Date. Buyer hereby agrees that Seller shall have no further obligations to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation with respect to the Cabot Interest and to the Property from and after the Closing Date. Seller hereby agrees to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation relating to the Cabot Interest or to the Property arising on or after December 7, 2001 and prior to the Closing Date and to indemnify and hold Buyer harmless from any claims or damages, to the extent arising from Seller's failure to discharge, perform and comply with such obligations, provided, however, in no event shall Seller (i) be liable to Buyer with respect to any such liability duty, covenant, debt or obligation, or (ii) indemnify or hold Buyer harmless with respect to any such claims or damages, to the extent arising out of, or in any way related to, the physical and/or environmental condition of the Property, the non-compliance of the Property with any applicable laws or regulations, including, without limitation, Environmental Laws, and/or the Pool II Loan and the Pool II Loan Documents. Buyer hereby indemnifies and holds Seller and the Seller Related Parties (as such term is defined herein) harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to reasonable attorneys' fees and expenses) asserted against or incurred by Seller relating to the Cabot Interest or to the Property and arising prior to December 7, 2001 or out of the failure of Buyer to perform its obligations pursuant to the first sentence of this Section 2.4. The provisions of this
Section 2.4 shall survive the Closing without limitation.

     Section 2.5 New Jersey Environmental Compliance. In connection with the transaction contemplated herein and in connection with the December 2001 acquisition by Calwest, of Cabot Industrial Trust, a Maryland real estate investment trust (the "Trust"), which owns Seller, Seller agrees to cooperate with Buyer in submitting to the New Jersey Department of Environmental Protection ("NJDEP") such documents as are required of a seller by the New Jersey Industrial Site Recovery Act ("ISRA") including, as appropriate for each Property located in New Jersey, (i) an application for a letter determining that ISRA is not applicable to such Property; (ii) an application for a letter approving a negative declaration for the Property; (iii) an application for a letter approving a de minimis exemption or other exemption for the property; or
(iv) a general information notice, preliminary assessment, remediation funding source and application for a remediation agreement. From the Closing Date, Buyer shall assume responsibility, at its cost and expense, for the foregoing applications and other actions, including, without limitation, all communications with the NJDEP and the performance of such obligations as it may undertake with respect to any required remediation funding source and remediation agreement ("Buyer's Obligation"), provided, however, that Seller shall reasonably cooperate and assist Buyer with Buyer's Obligation and Buyer shall promptly reimburse Seller for all out-of-pocket expenses incurred in connection therewith. Buyer shall furnish to Seller copies of all communications to and from the NJDEP, including, without limitation, any general information notice, preliminary assessment, remediation funding source and remediation agreement. Buyer hereby agrees to indemnify, defend and hold Seller, Seller's Affiliates, Seller's investment manager, the partners, trustees, beneficiaries, shareholders, members, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns

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(collectively, the "Seller Related Parties") harmless from and against any and all actual or potential claims, liabilities, damages (direct or indirect), losses, fines, penalties, judgments, awards, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) which arise out of or relate in any way to Buyer's Obligation. Notwithstanding anything to the contrary contained in this Section 2.5, Buyer shall not have any responsibility or liability for any ISRA fines or penalties, if any, which are imposed against Seller and which are directly attributable to the failure of Seller to make any required ISRA filings prior to the Closing with respect to the acquisition of the Trust on December 7, 2001 (the "ISRA Penalties"). Seller shall be responsible for any such ISRA Penalties, provided, however, that Seller reserves the right to contest any and all such ISRA Penalties and Buyer shall cooperate with and reasonably assist Seller in connection with any such contest. The provisions of this Section 2.5 shall survive the Closing without limitation.

     Section 2.6 Transfer of the Property to Cabot. If and when the conditions set forth in Section 7.2.2(d) and 8.16 below are satisfied, then prior to the Closing, Seller shall transfer the Property from Seller to Cabot.

                        ARTICLE 3 - BUYER'S DUE DILIGENCE

     Section 3.1 Buyer's Inspections and Due Diligence. Buyer acknowledges that, prior to the date hereof, Buyer has conducted all its examinations, inspections, testing, studies and investigations of the Cabot Interest and the Property, information regarding the Cabot Interest and the Property and such documents applicable to the Cabot Interest and the Property (collectively, the "Due Diligence").

                              ARTICLE 4 - REMEDIES

     Section 4.1 Seller Default. If the sale of the Cabot Interest is not consummated due to Seller's default hereunder, Buyer shall be entitled, as its sole and exclusive remedy, to enforce specific performance of this Agreement. Buyer expressly waives its rights to seek any damages in the event of Seller's default hereunder prior to the Closing, provided that nothing in this Section
4.1 shall limit any rights that Buyer may have under this Agreement after the Closing.

     Section 4.2 Buyer Default. If the sale of the Cabot Interest is not consummated due to Buyer's default hereunder, Seller shall be entitled, as its sole and exclusive remedy, to enforce specific performance of this Agreement. Seller expressly waives its rights to seek any damages in the event of Buyer's default hereunder prior to Closing, provided that nothing in this Section 4.2 shall limit any rights that Seller may have under this Agreement after the Closing.

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               ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BUYER

     Section 5.1   Buyer's Independent Investigation.

          5.1.1 Buyer has been given a full opportunity to inspect and investigate each and every aspect of the Cabot Interest and the Property, either independently or through agents of Buyer's choosing, including, without limitation:

          (a) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

          (b)      The physical condition and aspects of the Property;

          (c)      Any easements and/or access rights affecting the Property;

          (d)      The Leases and all matters in connection therewith;

          (e) The Contracts, the Licenses and Permits and any other documents or agreements of significance affecting the Property;

          (f)      The Pool I Loan and the Pool II Loan;

          (g)      The Environmental Insurance; and

          (h) All other matters affecting the Cabot Interest or the Property.

          5.1.2 THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY AND THE CABOT INTEREST. BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER'S AGENTS OR REPRESENTATIVES. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (d) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, AND (e) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT BUYER WILL ACCEPT THE PROPERTY AND

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THE CABOT INTEREST IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND
"WHERE IS", WITH ALL FAULTS. Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of Buyer's consultants in purchasing the Cabot Interest and evaluating the Property and that it is receiving reasonably equivalent value in consummating the transactions contemplated hereby. Subject to Seller's obligations under Section 2.4, upon the Closing, Buyer will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer's inspections and investigations. Buyer acknowledges and agrees that, subject to Seller's obligations under Section 2.4, upon the Closing, Buyer will accept the Cabot Interest and the Property, "AS IS, WHERE IS," with all faults. Buyer acknowledges that the Purchase Price reflects the "as is, where is" nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Cabot Interest or Property.


                                Buyer's Initials

          Section 5.2  Buyer's Release of Seller.

               5.2.1 Seller Released From Liability. Subject to Seller's obligations under Section 2.4, Buyer, on behalf of itself and its successors and assigns, hereby releases Seller and the Seller Related Parties from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (collectively, "Claims and Losses") (including, without limitation, reasonable attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, which arise out of, or are in any way related to (i) the Cabot Interest, (ii) the physical condition of the Property, including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and Hazardous Materials on, under or about the Property, including, without limitation, those that have been or may in the future be determined to be toxic, hazardous, or subject to Environmental Laws or those which are, or which become, subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines,
(iii) the soil, air, structures and surface and subsurface waters, valuation, salability or utility of the Property, or its suitability of the same for any purpose whatsoever, (iv) any law or regulation applicable to the Property, including without limitation, Environmental Laws, and (v) all other matters whether known or unknown affecting or relating to the Property or the Cabot Interest. The releases contained in this Section 5.2.1 are intended to be full and complete releases by Buyer and its successors and assigns of the Claims and Losses covered hereby, but such releases are not intended to be an affirmative indemnity by Buyer to Seller with respect to claims brought against Seller by third parties with respect to the matters covered by such releases. Nothing contained in this Section 5.2.1, including, without limitation, the language of the previous sentence, is intended to limit Buyer's indemnity or other obligations under Section 2.4 or elsewhere in this Agreement.

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                                Buyer's Initials

               5.2.2 Buyer's Waiver of Objections. Buyer acknowledges that it has had the opportunity to inspect the Property, observed its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deemed necessary and subject to Seller's obligations under Section 2.4, hereby waives any and all direct or indirect, known or unknown, foreseen or unforeseen objections to, complaints or claims (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

          Buyer hereby represents, warrants and agrees that: (i) Buyer is releasing unknown claims; (ii) such releases are fairly and knowingly made; and
(iii) Buyer is aware that it has limited knowledge with respect to certain of the claims described above. In addition, with respect to such claims, Buyer hereby waives any and all rights which it may have under any statute, regulation or common law of any state or of the United States with respect to such complaints and claims.

                                Buyer's Initials

               5.2.3 Civil Code Section 1542 Waiver. In connection with the releases and waivers set forth in Sections 5.1 and 5.2, Buyer, on behalf of itself, its successors, assigns and successors-in-interest and such other persons and entities, waives the benefit of California Civil Code Section 1542, which provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          By initialing below, Buyer hereby waives the provisions of Section 1542 solely in connection with the matters which are the subject of the waivers and releases set forth in Sections 5.1 and 5.2.

                                Buyer's Initials

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          5.2.4  Survival. The foregoing waivers and releases by Buyer shall survive the Closing.

                 ARTICLE 6 - LEASES; MAINTENANCE OF THE PROPERTY

     Section 6.1 Leases. From and after the date hereof, Seller shall provide to Buyer copies of all new leases affecting the Property entered into by Seller and copies of any and all amendments, terminations, or other modifications made to the Leases.

     Section 6.2 Contracts. From and after the date hereof, Seller shall provide to Buyer copies of all new contracts and other agreements affecting the Property entered into by Seller and copies of any and all amendments, terminations, or other modifications made to the Contracts. Effective as of the Closing Date, Seller shall terminate any and all management agreements with respect to the Property and pay all costs and expenses in connection with the termination thereof. Seller and Cabot each shall be entitled to continue to operate the Property in the ordinary course of their respective business.

                       ARTICLE 7 - CLOSING AND CONDITIONS

     Section 7.1 Escrow Instructions. Immediately prior to Closing, Seller and Buyer agree to execute escrow instructions as may be appropriate to enable the Escrow Agent to assist consummate the purchase and sale contemplated hereby; provided, however, that in the event of any conflict between the provisions of this Agreement and any such escrow instructions, the terms of this Agreement shall control.

     Section 7.2 Closing.

          7.2.1 Buyer's Conditions to Closing. The obligation of Buyer under this Agreement to consummate the Closing contemplated herein is subject to the satisfaction of the following conditions, provided that each condition may be waived in whole or in part in writing at the option of Buyer:

          (a) On or before the Closing Date, all title companies (or their successors) which had previously issued a title policy for any individual property within the Property naming Seller as the "owner" thereunder have issued an endorsement to each such policy acknowledging that an additional insured party under such title policy or title policies is Cabot.

          (b) On or before the Closing Date, Cabot is named as an insured on the Environmental Insurance related to the Property.

          (c) On or before the Closing Date, TIAA Appl. #VR-0023, Mortgage Number 0004848-53-00 (the "Pool II Loan") from Teachers Insurance and Annuity Association of America (the "Lender") has been modified such that (i) the Pool II Loan encumbers only properties included in the definition of "Property" hereunder, (ii) the Pool II Loan does not encumber any properties to be retained directly or indirectly by Seller or any of Seller's Affiliates, (iii) Seller has assigned its rights and obligations under the Pool II Loan to Cabot pursuant to an Assignment and Assumption Agreement acceptable to Buyer, in Buyer's sole discretion, and (iv) any modifications to the documents currently evidencing or securing the Pool II Loan have been approved by Buyer, in its reasonable discretion; provided, however, that Buyer hereby agrees to assume liability for any environmental indemnities or non-recourse carve-outs as part of such modification if so requested by Lender.

          (d) If required under Section 7.2.1(c), the indemnity for liabilities under the Pool II Loan with respect to which Seller and Seller's Affiliates, if any, has not been released by Lender shall be reasonably acceptable to Buyer in form and in substance.

          (e) As of the Closing Date, other than the Pool II Loan, the Property is not encumbered by liens or encumbrances which secure financing obtained or money borrowed by either Seller or Cabot.

          7.2.2 Seller's Conditions to Closing. The obligation of Seller under this Agreement to consummate the Closing contemplated herein is subject to the satisfaction of the following conditions, provided that each condition may be waived in whole or in part in writing at the option of Seller:

          (a) On or before the Closing Date, (i) the Pool II Loan has been modified to encumber only properties included in the definition of "Property" hereunder, (ii) the Pool II Loan does not encumber any properties to be retained directly or indirectly by Seller or any of Seller's Affiliates, and (iii) Seller has assigned all of its rights and obligations under the Pool II Loan to Cabot pursuant to an Assignment and Assumption Agreement acceptable to Seller in Seller's sole discretion.

          (b) On or before the Closing Date, the Lender has executed and delivered to Seller a release fully and completely releasing Seller and Seller's Affiliates, if any, of any and all obligations pertaining to the Pool II Loan and the Pool II Loan Documents in form and in substance acceptable to Seller, in Seller's sole discretion, or, in the event that Lender's release fails to fully and completely release Seller from liability under the Pool II Loan, Buyer shall deliver to Seller and Seller's Affiliates, if any, an indemnity, in form and substance reasonably acceptable to Seller, for all liabilities under the Pool II Loan and the Pool II Loan Documents with respect to which Seller or Seller's Affiliates, if any, has not been released by Lender.

          (c) On or before the Closing Date, TIAA Appl. #VR-00002, Mortgage Number 000459700 (the "Pool I Loan") from the Lender has been modified solely for the purpose of excluding certain properties from the Pool I Loan, such that only properties not included in the definition of "Property" hereunder shall be encumbered by the Pool I Loan, and any such modifications to the documents currently evidencing or securing the Pool I Loan have been approved by Seller, in its reasonable discretion.

          (d) On or before the Closing Date, all title companies (or their successors) which had previously issued a title policy for any individual property within the Property naming Seller as the "owner" thereunder have issued an endorsement to each such policy acknowledging that an additional insured party under such title policy or title policies is Cabot.

          (e) On or before the Closing Date, Lender has approved both the transfer of the Property from Seller to Cabot and the transfer of the Cabot Interest to Buyer.

          7.2.3 Closing Date. The closing hereunder ("Closing") shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent's office on the later of July 1, 2002 and a mutually agreed upon date that is no less than ten (10) business days after the date upon which all the conditions precedent to the Closing Date have been satisfied or waived (the "Closing Date"). Such date may not be extended without the prior written approval of both Seller and Buyer. If all of the conditions in Sections 7.2.1 and 7.2.2 have not been satisfied or waived as of September 30, 2002, at any time thereafter until Closing (if any), either party may deliver notice to the other that it is terminating this Agreement whereupon, except as set forth in Sections 7.2.6(d), 7.3 and 8.11, neither party shall have any further liability or obligation to the other under this Agreement. No later than 9:00 a.m. Eastern Time on the Closing Date, Buyer shall deposit in escrow with the Escrow Agent the Purchase Price (subject to any applicable adjustments described in Section 7.2.6), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent. Subject to Seller's delivery of the items set forth in Section 7.2.4, no later than 10:00 a.m. Eastern Time on the Closing Date, Buyer will cause the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to any applicable adjustments described in Section 7.2.6), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement, and Seller will direct the Escrow Agent to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

          7.2.4 Seller's Closing Documents and Other Items. At or before Closing, Seller shall deposit into escrow the following items:

          (a) Two (2) duly executed counterparts of an Assignment of Cabot Interest in the form attached hereto as Exhibit C (the "Cabot Assignment");

          (b) An affidavit pursuant to Section l445(b)(2) of the Code, and on which Buyer is entitled to rely, stating that Cabot is not a "foreign person" within the meaning of Section l445(f)(3) of the Code;

          (c) If applicable, duly completed and signed real estate transfer tax declarations;

          (d) Two (2) duly executed originals of the Assignment and Assumption Agreements relating to the Loan from Seller to Cabot (the "Loan Assignment");

          (e) Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Cabot Interest as contemplated by this Agreement; and

          (f)   Two (2) duly executed counterparts of the Closing Statement.

          7.2.5 Buyer's Closing Documents and Other Items. At or before Closing, Buyer shall deposit into escrow the following items:

          (a) The balance of the Purchase Price and such additional funds as are necessary to close this transaction;

          (b)   Two (2) duly executed counterparts of the Cabot Assignment;

          (c) Documentation to establish to Seller's reasonable satisfaction the due authority of Buyer's acquisition of the Cabot Interest and Buyer's delivery of the documents required to be delivered by Buyer pursuant to this Agreement;

          (d) If applicable, duly completed and signed real estate transfer tax declarations;

          (e) Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Cabot Interest as contemplated by this Agreement;

          (f) If required by Lender, two (2) originals of the Loan Assignment duly executed by Buyer, and, if required by Lender in connection with the Loan Assignment or with Buyer's obligation set forth in Section 7.2.1(c), original guaranty or indemnity agreement duly executed by Buyer; and

          (g)   Two (2) duly executed counterparts of the Closing Statement.

          7.2.6 Prorations and Closing Costs.

          (a) Seller and Buyer agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Proration Time"), the following (collectively, the "Proration Items"): any interest relating to the Pool II Loan, real estate and personal property taxes and assessments relating to the Property (subject to the terms of Section 7.2.6(b) below), utility bills and any other operating expenses relating to the Property (except as hereinafter provided), including, but not limited to, premiums relating to Environmental Insurance, in accordance with Section 2.5, fees and costs incurred in connection with complying with the ISRA requirements, and collected Rents (subject to the terms of Section 7.2.6(b) below). Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the

Proration Time, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Proration Time. At Closing, Buyer shall be entitled to a credit in the amount of the cash Tenant Deposits which exist at Closing. In addition, if any of the Tenant Deposits are in the form of letters of credit, such letters of credit shall be assigned to Cabot at Closing, if assignable. If any such letters of credit are not assignable, Seller shall reasonably cooperate with Buyer, provided that Seller shall not be responsible for incurring any expenses or liabilities beyond those which are de minimus, in order to have such letters of credit replaced with new letters of credit naming Cabot as the named beneficiary. Seller shall retain all of the cash accounts held by Cabot as of the Closing Date. No Closing prorations shall be set forth on the preliminary closing statement to be prepared by Seller and submitted to Buyer for Buyer's approval prior to the Closing Date (the "Closing Statement"). The Closing Statement, once agreed upon, shall be signed by Buyer and Seller and delivered to the Escrow Agent. No prorations will be made at the Closing. All prorations will be made on the Proration Date and shall be included in the adjustments to be made at that time. In the event that such amounts cannot be determined by the Proration Date, adjustments will be made thereafter, when actual figures are received (not to exceed 365 days after the Closing), re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Buyer. Except with respect to the Environmental Insurance, no prorations will be made in relation to insurance premiums, and Seller's insurance policies will not be assigned to Buyer. Final readings and final billings for utilities will be made if possible as of the Proration Time, in which event no proration will be made at Proration Date with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for deposits with the utility providers. The provisions of this
Section 7.2.6(a) will survive the Closing for a period of twelve (12) months.

          (b) Buyer will receive a credit on the Proration Date for the prorated amount (as of the Proration Time) of all Rent previously paid to or collected by Seller and attributable to any period following the Proration Time. Rents are "Delinquent" when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rents will not be prorated. All sums collected by Buyer from and after Closing from each Tenant will be applied first to Rent owed by such Tenant to Cabot for any period of time after the Closing Date and then to Delinquent Rent owed by such Tenant to Cabot for any period of time prior to and on the Closing Date. Any sums due Seller or Cabot will be promptly remitted to Seller. Buyer shall not have an exclusive right to collect any sums due Seller from Tenants under the Leases, and Seller hereby retains the right to pursue any Tenant under the Leases for any sums due Seller or Cabot for periods attributable to Seller's ownership of the Property or the Cabot Interest, provided, however, Seller (i) shall be required to notify Buyer in writing of Seller's intention to commence or pursue any legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any Tenant seeking eviction of such Tenant or the termination of the underlying Lease. The provisions of this Section 7.2.6(b) will survive the Closing for a period of eighteen (18) months.

          (c) With respect to the portion of the Property located in Illinois,
(i) if any of the Leases affecting a particular Property require any of the Tenants within such

Property to pay ad valorem real estate and personal property taxes on a cash basis, all ad valorem real estate and personal property taxes and assessments with respect to any such Leases shall be prorated on the Proration Dates as of the Proration Time on a cash basis, and (ii) if any of the Leases affecting a particular Property require any of the Tenants within such Property to pay ad valorem real estate and personal property taxes on an accrual basis, all ad valorem real estate and personal property taxes and assessments with respect to any such Leases shall be prorated on the Proration Dates as of the Proration Time on an accrual basis. Notwithstanding the foregoing, all ad valorem real estate and personal property taxes and assessments with respect to the Property located in New Jersey and Connecticut shall be prorated on the Proration Date as of the Proration Time on an accrual basis, regardless of the year in which such taxes are to be paid.

          (d) Buyer shall pay for all transfer, sales and similar taxes, if any, relating to its purchase of the Cabot Interest and the transfer of the Property from Seller to Cabot. The provisions of this Section 7.2.6(d) will survive the Closing or earlier termination of this Agreement.

          (e) Buyer shall receive a credit on the Proration Date for all Rent paid in advance for the period after the Proration Time (to the extent not prorated as set forth in (b) above).

          (f) Buyer shall receive a credit on the Proration Date for all payments due or owing under any Contracts for periods prior to the Closing Date, which amounts shall be prorated as of the Proration Time. If Seller has paid any amounts under any Contracts for periods after the Proration Time, Seller shall receive a credit on the Proration Date for such amounts.

          (g) Buyer shall pay for all reasonable, actual, out-of-pocket expenses incurred by Seller in connection with the formation of the Cabot Interest and the transfer of the Property from Seller to Cabot; excepting only the fees of any attorneys employed by Seller in the formation of Cabot and the transfer of the Property to Cabot.

          (h) Buyer shall pay for all legal fees, loan fees, assumption fees, out-of-pocket costs and all reasonable, actual fees and expenses charged by the Lender or otherwise incurred by Seller (but excluding any attorneys' fees incurred directly by Seller for its outside counsel) in connection with the modification of the Pool I Loan and the Pool II Loan (including, but not limited to, fees incurred in obtaining updated title policies and/or endorsements to title policies, surveys and environmental and structural reports and all other reports) and accompanying transfer and release of Seller as set forth in Section 7.2, as well as any SEC filing fees and directly related auditor and accounting fees required by the terms of Seller's or Seller's Affiliates' unrelated debt facilities as a direct result of the transaction contemplated by this Agreement. Notwithstanding the foregoing, if the fees and expenses described above exceed Four Hundred Thousand and NO/100 Dollars ($400,000.00), Buyer and Seller shall split equally all such fees and expenses in excess of Four Hundred Thousand and NO/100 Dollars ($400,000.00). Notwithstanding anything to the contrary contained herein, each party shall be responsible for any attorneys' fees incurred by such party in connection with this transaction, including the modification of the Pool I Loan and Pool II Loan and any such SEC filings or related documents.

          (i) Buyer and Seller agree that the Purchase Price shall be further adjusted by adding thereto any capital expenses, leasing commissions resulting from the Leases and tenant improvement allowances granted to Tenants incurred by Cabot or Seller with respect to the Property from and after June 15, 2002; provided, however, such capital expenses, leasing commissions, and tenant improvement allowances shall not be added to the Purchase Price if the leases the subject thereof were included within the determination of the Fair Market Value. On or prior to the date (the "Proration Date") which is thirty (30) days after the Closing Date, Seller shall deliver to Buyer a statement setting forth such adjustments, if any, together with reasonable back up materials verifying such adjustments, and all prorations, adjustments and payments of costs required to be made pursuant to Section 7.2.6 and Buyer shall have thirty (30) days within which to evaluate or dispute such adjustments. In the event that Buyer has accepted Seller's proposed adjustments or Buyer and Seller have agreed to revised adjustments within such thirty (30) day period, then Buyer shall pay to Seller or Seller shall pay to Buyer, as applicable, any additional amounts due on or prior to the date which is forty-five (45) days after the Closing Date. In the event that Buyer disputes Seller's proposed adjustments within such thirty
(30) day period and Buyer and Seller cannot agree on revised adjustments on or prior to the date which is forty-five (45) days after the Closing Date, then the dispute will be submitted to CalPERS for final resolution. Notwithstanding anything contained herein, if any of the Prorations, adjustments or other amounts to be determined hereunder cannot be so determined within the time periods set forth above, the parties hereto shall have twelve (12) months from the Closing Date to so determine any such Prorations, adjustments or other amounts.

          (j) Seller and Buyer acknowledge and agree that Seller may continue to pursue any action, suits or proceedings commenced prior to Closing if the party against which Seller has brought such claim is no longer a Tenant in possession of a portion of the Property pursuant to a Lease at the time of Closing. If the party against which Seller has brought such claim is a Tenant in possession of a portion of the Property pursuant to a Lease at the time of Closing, Buyer will assume from Seller, at the time of Closing, and Seller shall discontinue, at the time of Closing, the pursuit of such action, suit or proceeding, but only to the extent that the adjudicating court or other tribunal approves of such discontinuance, if necessary, and provided that (i) Seller retains the right to all sums recovered from any such Tenant and (ii) Buyer shall pursue such action, suit or proceeding in accordance with the standard set forth in this paragraph below and shall do so at its own cost and expense. The party which is pursuing the claim may not enter into any settlement agreement or otherwise compromise the monetary amounts which would otherwise be due to the other party under
Section 7.2.6 without the prior written approval of the non-pursuing party, which consent shall not be unreasonably withheld. Whichever party is pursuing such action, suit or proceeding to the extent the applicable court or other tribunal approves such discontinuance, if necessary, pursuant to this Section 7.2.6(j) shall do so in good faith, with reasonable diligence and in the best interest of both Buyer and Seller.

The provisions of this Section 7.2.6 shall survive the Closing for a period of twelve (12) months from the Closing Date (unless otherwise expressly stated), or, if expressly stated, the earlier termination of this Agreement.

          7.2.7   Buyer shall pay (a) the costs incurred in connection with
Section 7.2.6(g), (b) the Escrow Agent's escrow fee, (c) all of the costs associated with the issuance or assignment of any title commitment or title policy for the Property and any endorsements or modifications thereto, including but not limited to, the costs required in connection with Section 7.2.1(a), and
(d) any additional costs and charges customarily charged in accordance with common escrow practices in the counties in which the Property is located. The provisions of this Section 7.2.7 will survive the Closing.

     Section 7.3 Broker. Buyer hereby represents and warrants to Seller that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement. Seller hereby represents and warrants to Buyer that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement. If any person brings a claim for a commission or finder's fee based upon any contact, dealings, or communication with either Buyer or Seller in connection with the transactions contemplated by this Agreement, then such party with whom the claimant claims it had contact, dealings or communication shall defend the other party from such claim, and shall indemnify and hold the other party harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the other party with respect to the claim. The provisions of this Section 7.3 shall survive both the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

                            ARTICLE 8 - MISCELLANEOUS

     Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

     Section 8.2  Risk of Loss and Insurance Proceeds.

          8.2.1 Minor Loss. Buyer shall be bound to purchase the Cabot Interest for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, equals ten percent (10%) of the Purchase Price or less, and (b) there shall be a credit against the Purchase Price at Closing due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller or Cabot as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by

Seller or Cabot toward the restoration or repair of the Property or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller or Cabot for sums expended prior to such closing to repair or restore the Property or to collect any such proceeds or awards.

           8.2.2 Major Loss. If the amount of the damage or destruction or condemnation as specified above exceeds ten percent (10%) of the Purchase Price and occurs prior to the Closing Date, then Buyer may at its option, to be exercised by written notice to Seller within ten (10) business days of Seller's notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, terminate this Agreement. Buyer's failure to elect to terminate this Agreement within said ten business day period shall be deemed an election by Buyer to consummate this purchase and sale transaction. If Buyer elects to terminate this Agreement within such ten (10) business day period, neither party shall have any further rights or obligations hereunder except as provided in Sections 7.2.6(d), 7.3, and 8.11. If Buyer elects to proceed with the purchase, there shall be a credit against the Purchase Price at Closing due thereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller or Cabot as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller or Cabot toward the restoration or repair of the Property or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the applicable closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller or Cabot for sums expended prior to the applicable closing to repair or restore the Property or to collect any such proceeds or awards.

     Section 8.3 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

         If to Seller:         Cabot Industrial Properties, L.P.
                               c/o Calwest Industrial Investors, LLC
                               c/o The RREEF Funds
                               875 N. Michigan Avenue, Suite 4114
                               Chicago, IL  60611
                               Attn:  Tim Keith
                               Facsimile:  312/266-9346

         With Copies to:       Cabot Industrial Properties, L.P.
                               c/o Calwest Industrial Investors, LLC
                               c/o The RREEF Funds
                               875 N. Michigan Avenue, Suite 4114
                               Chicago, IL  60611
                               Attn:  Jeanne Castiglione
                               Facsimile:  312/266-9346

         And to:               Orrick, Herrington & Sutcliffe LLP
                               Old Federal Reserve Bank Building

                               400 Sansome Street
                               San Francisco, California  94111-3143
                               Attn:  Michael H. Liever
                               Facsimile:  (415) 773-5759

         If to Buyer:          CalEast Industrial Investors, LLC
                               c/o LaSalle Investment Management
                               65 East State Street
                               Suite 1750
                               Columbus, Ohio  43215
                               Attn:  Russell L. Blackwell
                               Facsimile:  (614) 221-1461

         with Copies to:       CalEast Industrial Investors, LLC
                               c/o LaSalle Investment Management
                               200 East Randolph Drive
                               Chicago, Illinois  60601
                               Attn:  Daniel C. Witte
                               Facsimile:  (312) 782-4339

         And to:               CalEast Industrial Investors, LLC
                               c/o LaSalle Investment Management
                               100 East Pratt
                               20th Floor
                               Baltimore, Maryland  21202
                               Attn:  Matthew Reed
                               Facsimile:  (410) 347-0612

         And to:               Jones, Day, Reavis & Pogue
                               77 West Wacker Drive
                               Chicago, Illinois  60601
                               Attn:  Robert C. Lee, Esq.
                               Facsimile: (312) 782-8585

Any such notices may be sent by (a) certified mail, return receipt requested,
(b) a nationally recognized overnight courier, or (c) facsimile transmission. In any event, notice shall be effective as of the date of receipt of such notice. The above addresses and facsimile numbers may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

     Section 8.4 Assignment. Buyer and Seller shall not have the right to assign this Agreement, without the prior written consent of the other party. Notwithstanding the foregoing, Buyer and Seller may each assign, upon written notice to the non-assigning party their interests herein to an Affiliate of such assigning party, provided that any such assignment does not relieve the assigning party of its obligations hereunder. This

Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

     Section 8.5 Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF CALIFORNIA OR IN U.S. FEDERAL COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF CALIFORNIA. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 8.3 HEREOF.

     Section 8.6 Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

     Section 8.7 Entire Agreement. This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

     Section 8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

     Section 8.9 Attorney Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

     Section 8.10 Payment of Fees and Expenses. Except as otherwise set forth in this Agreement, including, without limitation, Section 7.2.6, each party to this Agreement

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will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder, including, without limitation, in the case of Buyer, all third party engineering and environmental review costs and all other Due Diligence costs.

     Section 8.11 Confidential Information. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except as required by law. No party shall make any public disclosure of the specific terms of this Agreement, except as required by law (including SEC regulations and NYSE requirements). In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. Except as required by applicable law, neither party shall issue any press release or make any statement to the media without the other party's consent, which consent shall not be unreasonably withheld. The provisions of this Section 8.11 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

     Section 8.12 No Joint Venture. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

     Section 8.13 Waiver of Jury Trial. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an "Action") (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section 8.13 with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

     Section 8.14 Time of Essence. Time is of the essence of this Agreement.

     Section 8.15 No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not

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similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

     Section 8.16 Special Conditions. Seller's obligations under this Agreement are expressly contingent upon (i) RREEF, an Affiliate of Seller, receiving the approval of its internal investment committee of the transaction contemplated by this Agreement and (ii) the Trust, the general partner of Seller, receiving the approval of its board of trustees and Calwest, an Affiliate of Seller, of this Agreement and the transaction contemplated by this Agreement. Seller shall have the right to terminate this Agreement if any such approval is not so obtained for any reason by providing notice to Buyer on or before June 28, 2002. In such event, except as otherwise expressly provided herein, neither party shall have any further liability or obligation to the other under this Agreement, except as provided in Sections 7.2.6(d), 7.3 and 8.11. If Seller fails to give Buyer notice of termination on or before the date set forth above, Seller shall be deemed to have elected to waive its rights to terminate this Agreement pursuant to this Section 8.16.

     Section 8.17 Survival. Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of the Seller contained herein shall survive the Closing.

     Section 8.18 Survival of Section 8. Except for Section 8.2, the provisions of Section 8 shall survive the Closing, or, if expressly stated, the earlier termination of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

     SELLER:             CABOT INDUSTRIAL PROPERTIES, L.P.
                         a Delaware limited partnership

                         By:  Cabot Industrial Trust, Inc., its general partner

                              By:  /s/ Timothy B. Keith
                                ---------------------------------
                              Name: Timothy B. Keith
                                   ------------------------------
                              Title: Chief Executive Officer
                                    -----------------------------


     BUYER:              CALEAST INDUSTRIAL INVESTORS, LLC,
                         a California limited liability company

                         By:  LaSalle Investment Management, Inc., its Manager

                              By:  /s/ Daniel C. Wisse
                                 --------------------------------
                              Name: Daniel C. Wisse
                                   ------------------------------
                              Title: Senior Vice President
                                    -----------------------------

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LIST OF EXHIBITS

Exhibit A     Description of Land

Exhibit B     List of Contracts

Exhibit C     Form of Assignment of Cabot Interest